Exhibit 20.3

MELCO CROWN ENTERTAINMENT LIMITED

Extraordinary General Meeting of Shareholders

(Name of ADR holder)

(Number of ADRs held)

Resolutions presented for consideration by the Extraordinary General Meeting of Shareholders on October 6, 2011

ORDINARY RESOLUTION	FOR	AGAINST	ABSTAIN

1) Approval of an increase in the authorized share capital of the Company from US$25,000,000 divided into 2,500,000,000 ordinary shares (“Shares”) of a nominal or par value of US$0.01 each to US$73,000,000 divided into 7,300,000,000 Shares of a nominal or par value of US$0.01 each, by the creation of an additional 4,800,000,000 Shares.

SPECIAL RESOLUTION	FOR	AGAINST	ABSTAIN

2) Adoption of the new amended and restated memorandum and articles of association of the Company, a copy of which is set out in Schedule 1, and such adoption is conditional upon the listing of the Shares on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”).

ORDINARY RESOLUTIONS	FOR	AGAINST	ABSTAIN

3) Adoption of the new share incentive plan of the Company, a copy of which is set out in Schedule 2, and such adoption is conditional upon the listing of the Shares on the Stock Exchange.

4) Approval of the allotment and issuance of new Shares of up to 226,450,000 pursuant to the global offering (which consists of the offering of new Shares to the public in Hong Kong and outside Hong Kong)(the “Global Offering”)(taking into account of the new Shares to be issued pursuant to the over-allotment option if fully exercised) and pursuant to the conversion of the shareholders’ loans.

5) Approval of the granting of a general mandate to the directors of the Company (“Directors”) to allot, issue and deal with (including the power to make an offer or agreement, or grant securities which would or might require Shares to be allotted and issued), other than pursuant to, or in consequence of, the Global Offering, a rights issue, any scrip dividend scheme or similar arrangement, any adjustment of rights or subscribe for Shares under the options and warrants or a specific authority granted by the shareholders of the Company (“the Shareholders”), Shares with a total nominal value not exceeding 20% of the aggregate nominal amount of the Company’s share capital in issue immediately following completion of the Global Offering (excluding Shares which may be issued pursuant to the exercise of the over-allotment option) and the nominal amount of the share capital of the Company which may be purchased by the Company pursuant to the authority granted to the Directors as referred to in Resolution 6 below and such granting of a general mandate is conditional upon the listing of the Shares on the Stock Exchange. This Ordinary Resolution shall remain in effect until the conclusion of the next annual general meeting of the Company, or the expiration of the period within which the next annual general meeting of the Company, is required by the articles of association of the Company or any applicable laws to be held, or until revoked or varied by an ordinary resolution by the Shareholders in general meeting, whichever occurs first.

6) Approval of the granting of a general mandate (the “Repurchase Mandate”) to the Directors to exercise all powers of the Company to repurchase on the Stock Exchange or on any other stock exchange on which the securities of the Company may be listed and which is recognized by the Securities and Futures Commission and the Stock Exchange for this purpose, such number of Shares as will represent up to 10% of the aggregate nominal value of the share capital of the Company in issue immediately following the completion of the

Global Offering and such granting of a general mandate is conditional upon the listing of the Shares on the Stock Exchange. This Ordinary Resolution shall remain in effect until the conclusion of the next annual general meeting of the Company, or the expiration of the period within which the next annual general meeting of the Company is required by the articles of association of the Company or any applicable laws to be held, or until revoked or varied by an ordinary resolution by the Shareholders in general meeting, whichever occurs first. A copy of the Repurchase Mandate explanatory statement is set out in Schedule 3.

7) Approval of the granting of the authority to the Directors under Resolution 5 above be and is hereby extended by the additional thereto of an aggregate nominal amount of the share capital of the Company repurchased pursuant to the authority granted under Resolution 6 above and such granting of the authority is conditional upon the listing of the Shares on the Stock Exchange.

(Signature)